Exhibit 1
Sales of Acadia Realty Trust (AKR) by Yale University on 11/15/2005:
Number of Common Shares of
Beneficial Interest Sold     Price Per Share
 15,800       19.50
 600       19.51
 1,200       19.52
 400       19.53
 900       19.54
 1,600       19.55
 1,200       19.56
 800       19.57
 200       19.58
 200       19.59
 3,300       19.60
 600       19.62
 200       19.63
 600       19.69
 2,400       19.70

Total: 30,000

2